                    METLIFE INSURANCE COMPANY OF CONNECTICUT
           METLIFE OF CT SEPARATE ACCOUNT FIVE FOR VARIABLE ANNUITIES
                METLIFE LIFE AND ANNUITY COMPANY OF CONNECTICUT
           METLIFE OF CT SEPARATE ACCOUNT SIX FOR VARIABLE ANNUITIES
                           METLIFE RETIREMENT ACCOUNT
                          SUPPLEMENT DATED JUNE 21, 2007
                                       TO
                         PROSPECTUS DATED APRIL 30, 2007

The following information supplements, and to the extent inconsistent therewith, replaces the information in the prospectus. Please retain this supplement and keep it with the prospectus for future reference.

The following changes are made to the Fee Table Chapter under the table entitled "Underlying Fund Fees and Expenses":

     1. The fees for the Dreyfus Variable Investment Fund Appreciation Portfolio -- Initial Share, Dreyfus Variable Investment Fund Developing Leaders Portfolio -- Initial Share, VIP Contrafund(R) Portfolio -- Service Class 2, Worldwide Growth Portfolio -- Service Share, Legg Mason Partners Variable Appreciation Portfolio -- Class I, Legg Mason Partners Variable Capital and Income Portfolio -- Class I, Legg Mason Partners Variable Fundamental Value Portfolio -- Class I, MFS(R) Research International Portfolio -- Class B and Total Return Portfolio -- Administrative Class are replaced with the following:

                                                               DISTRIBUTION                           CONTRACTUAL FEE   NET TOTAL
                                                               AND/OR                   TOTAL ANNUAL  WAIVER AND/OR     ANNUAL
                                                 MANAGEMENT    SERVICE        OTHER     OPERATING     EXPENSE           OPERATING
UNDERLYING FUND:                                 FEE           12b-1) FEES   EXPENSES   EXPENSES      REIMBURSEMENT     EXPENSES
----------------------------------------------------------------------------------------------------------------------------------
DREYFUS VARIABLE INVESTMENT FUND- INITIAL
SHARES
   Dreyfus Variable Investment Fund
   Appreciation Portfolio                           0.75%           -         0.07%      0.82%             -             0.82%
   Dreyfus Variable Investment Fund
   Developing Leaders Portfolio**                   0.75%           -         0.09%      0.84%             -             0.84%
FIDELITY(R) VARIABLE INSURANCE PRODUCTS
   VIP Contrafund(R) Portfolio -- Service
   Class 2                                          0.57%         0.25%       0.09%      0.91%             -             0.91%
JANUS ASPEN SERIES -- SERVICE SHARES
   Worldwide Growth Portfolio+                      0.60%         0.25%       0.05%      0.90%             -             0.90%y
LEGG MASON PARTNERS VARIABLE EQUITY TRUST
   Legg Mason Partners Variable
   Appreciation
   Portfolio -- Class I                             0.70%           -         0.02%      0.72%             -             0.72%z
   Legg Mason Partners Variable Capital and
   Income Portfolio -- Class I+                     0.75%           -         0.08%      0.83%             -             0.83%
   Legg Mason Partners Variable Fundamental
   Value Portfolio- Class I                         0.75%           -         0.02%      0.77%             -             0.77%
MET INVESTORS SERIES TRUST3
   MFS(R) Research International Portfolio
   -- Class B+                                      0.72%         0.25%       0.14%      1.11%             -             1.11%
PIMCO VARIABLE INSURANCE TRUST  -
ADMINISTRATIVE CLASS
   Total Return Portfolio                           0.25%           -         0.40%      0.65%             -             0.65%


y. The Portfolio pays an investment advisory fee rate that may adjust up or down based upon the Portfolio's performance relative to its benchmark index during a measuring period. This fee rate, prior to any performance adjustment, is shown in the table above. Any such adjustment to this fee rate commenced February 2007 and may increase or decrease the management fee rate shown in the table by a variable of up to 0.15%, assuming constant assets. The management fee rate could be even higher or lower than this range, however, depending on asset fluctuations during the measuring period. Because a fee waiver will have a positive effect upon the Portfolio's performance, a fee waiver that is in place during the period when the performance adjustment applies may affect the performance adjustment in a way that is favorable to Janus Capital. It is possible that the cumulative dollar amount of additional compensation ultimately payable to Janus Capital may, under some circumstances, exceed the cumulative dollar amount of management fees waived by Janus Capital.

z. Other Expenses include 0.01% of "Acquired Fund Fees and Expenses," which are fees and expenses attributable to underlying portfolios in which the Portfolio invested during the preceding fiscal year.

2.   Footnote 2 is deleted.


If you would like another copy of the prospectus, write to us at 185 Asylum Street, 3 CP, Hartford, CT 06103-3415 or call us at (800) 842-9406 to request a free copy.

Book 21                                                               June, 2007